Filed pursuant to Rule 424(b)(3)
File No. 333-293349
SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED OCTOBER 29, 2026
(To Prospectus dated February 10, 2026)

$300,000,000
Prospect Capital Corporation
8.95% Notes due 2031
This is an offering by Prospect Capital Corporation of $300,000,000 in aggregate principal amount of its 8.95% Notes due 2031 (the “Notes”). The Notes will mature on October 31, 2031. We will pay interest on the Notes on April 30 and October 31 of each year, beginning April 30, 2027 with respect to the Notes offered hereby. The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. We may offer other debt securities from time to time other than the Notes under our Registration Statement or in private placements.
Prior to April 30, 2029, we may redeem some or all of the Notes, at our option, at any time and from time to time, at a price equal to 100% of the principal amount thereof plus the applicable “make-whole” premium as of, and accrued and unpaid interest on the Notes redeemed, if any, to but not including, the applicable date of redemption. On and after April 30, 2029, we may redeem some or all of the Notes, at our option, at any time and from time to time, at the applicable redemption price described under “Description of the Notes - Optional Redemption” plus accrued and unpaid interest on the Notes redeemed, if any, to but not including the applicable date of redemption. If a Change of Control Repurchase Event occurs (as defined in this supplement under the heading “Description of the Notes - Offer to Repurchase Upon a Change of Control Repurchase Event”), we will be required to offer to purchase the Notes from the holders.
The Notes will be our direct senior unsecured obligations and rank pari passu with all outstanding and future senior unsubordinated indebtedness issued by Prospect Capital Corporation.
We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated dealer quotation system.
Prospect Capital Corporation is a financial services company that primarily lends to and invests in middle market, privately-held companies. We are organized as an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. Prospect Capital Management L.P. manages our investments and Prospect Administration LLC provides the administrative services necessary for us to operate.
Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-6 of this supplement, page S-6 of the prospectus supplement dated October 29, 2026 and page 12 of the accompanying prospectus.
This supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus contain important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the “SEC.” This information is available free of charge by contacting us at 10 East 40th Street, New York, NY 10016 or by telephone at (212) 448-0702. The SEC maintains a website at www.sec.gov where such information is available without charge upon written or oral request. Our internet website address is www.prospectstreet.com. Information contained on our website is not incorporated by reference into this supplement, the prospectus supplement dated October 29, 2026 or the accompanying prospectus and you should not consider information contained on our website to be part of this supplement, the prospectus supplement dated October 29, 2026 or the accompanying prospectus.

	Per Note	Total Proceeds To Us Before Expenses(2)
Offering price(1)	100.000%	$300,000,000
    (1) The public offering price set forth above does not include accrued interest, if any.
    (2) There are no underwriting discounts, commissions or brokers fees in connection with this offering and sale. Expenses payable by us related to this offering are estimated to be $16.6 million. See “Plan of Distribution.”

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this supplement, the prospectus supplement dated October 29, 2026 or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Obligations of Prospect Capital Corporation and any subsidiary of Prospect Capital Corporation are not guaranteed by the full faith and credit of the United States of America. Neither Prospect Capital Corporation nor any subsidiary of Prospect Capital Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about November 5, 2026 for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.
Supplement No. 1 dated November 4, 2026.

INCORPORATION BY REFERENCE
This supplement supplements the prospectus supplement dated October 29, 2026, which is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any filings on or after the date of this supplement from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this supplement. Any statement in a document incorporated by reference into this supplement will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this supplement or (2) any other subsequently filed document that is incorporated by reference into this supplement modifies or supersedes such statement. The documents incorporated by reference herein include:
•our Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the SEC on August 20, 2026;
•our Current Report on Form 8-K filed with the SEC on October 27, 2026; and
•the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 22, 2026, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended June 30, 2026.
To obtain copies of these filings, see “Available Information” in this supplement. We will also provide without charge to each person, including any beneficial owner, to whom this supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this supplement, the prospectus supplement dated October 29, 2026 or the accompanying prospectus. You should direct requests for documents by writing to:
Investor Relations
10 East 40th Street
New York, NY 10016
Telephone: (212) 448-0702
This supplement is also available on our website at http://www.prospectstreet.com. Information contained on our website is not incorporated by reference into this supplement, the prospectus supplement dated October 29, 2026 or the accompanying prospectus and should not be considered to be part of this supplement, the prospectus supplement dated October 29, 2026 or the accompanying prospectus.

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FORWARD-LOOKING STATEMENTS
Our annual report on Form 10-K for the year ended June 30, 2026, any of our quarterly reports on Form 10-Q or current reports on Form 8-K, or any other oral or written statements made in press releases or otherwise by or on behalf of Prospect Capital Corporation including this supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus and any related free writing prospectus may contain forward-looking statements within the meaning of Section 21E of the Exchange Act which involve substantial risks and uncertainties. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments and our investment management business. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes,” “continues” and “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933 or the “Securities Act.” These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:
•our, or our portfolio companies’, future operating results;
•our business prospects and the prospects of our portfolio companies;
•the return or impact of current or future investments that we expect to make;
•our contractual arrangements and relationships with third parties;
•the dependence of our future success on the general economy and its impact on the industries in which we invest;
•the impact of global events outside of our control, including the consequences of the ongoing conflict between Russia and Ukraine and in the Middle East and Southwest Asia, the United States’ and Israel’s war with Iran, and continued social and political unrest in various countries, such as Venezuela and Mexico, on our and our portfolio companies’ businesses and the global economy;
•uncertainty surrounding inflation and the financial stability of the United States, Europe, and China;
•potential trade war between the U.S. and China or other countries in connection with each country’s recent or proposed tariffs on the other country’s products;
•the financial condition of, and ability of our current and prospective portfolio companies to, achieve their objectives;
•difficulty in obtaining financing or raising capital, especially in the current credit and equity environment, and the impact of a protracted decline in the liquidity of credit markets on our and our portfolio companies’ businesses;
•the level, duration, and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets;
•the impact of alternative reference rates on our business and certain of our investments;
•adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise;
•a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us;
•the impact of changes in laws or regulations governing our operations or the operations of our portfolio companies;
•our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company;
•trade negotiations and related government actions may create regulatory uncertainty for the portfolio companies and our investment strategy and adversely affect the profitability of the portfolio companies;
•the adequacy of our cash resources and working capital;
•the timing of cash flows, if any, from the operations of our portfolio companies;
•the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments;
•the timing, form and amount of any dividend distributions;
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•authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board, the SEC, Internal Revenue Service, the NASDAQ Global Select Market, the New York Stock Exchange LLC, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business; and
•any of the other risks, uncertainties and other factors identified herein or in our annual report on Form 10-K for the fiscal year ended June 30, 2026 and any subsequent filings we have made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are incorporated by reference into this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, ability to obtain certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus and any related free writing prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus and any related free writing prospectus, and such risks and uncertainties could cause actual results to differ materially from those in any forward-looking statements. The Company reminds all investors that no forward-looking statement can be relied upon as an accurate or even mostly accurate forecast because humans cannot forecast the future. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus or any related free writing prospectus, as applicable.
You should rely only on the information contained in this supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus, any related free writing prospectus and the documents incorporated herein or therein. We have not authorized any other person to provide you with information that is different from that contained in this supplement, the prospectus supplement dated October 29, 2026 or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus is accurate only as of their respective dates and we assume no obligation to update any such information. Our business, financial condition and results of operations may have changed since those dates. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
This supplement supersedes the prospectus supplement dated October 29, 2026 to the extent it contains information that is different from or in addition to the information in that prospectus supplement. Unless otherwise indicated, all other information included in the prospectus supplement dated October 29, 2026 that is not inconsistent with the information set forth in this supplement remains unchanged. You should carefully read this entire supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus, any free writing prospectus relating to this offering and the documents incorporated by reference in this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus before investing in the Notes.
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S-iv

SUMMARY
This summary highlights some information from this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the Notes offered hereby, you should read this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus carefully. Together, these documents describe the specific terms of the offering. In addition, you should read the more detailed information appearing elsewhere in this supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus, in any related free writing prospectus and in the documents incorporated by reference in this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus, as provided in “Incorporation by Reference” beginning on page S-i of this supplement, page S-i of the prospectus supplement dated October 29, 2026 and page ii of the accompanying prospectus and in “Available Information” beginning on page S-36 of this supplement, page S-36 of the prospectus supplement dated October 29, 2026 and on page 83 of the accompanying prospectus.
The terms “we,” “us,” “our” and “Company” refer to Prospect Capital Corporation; “Prospect Capital Management,” “Investment Adviser” and “PCM” refer to Prospect Capital Management L.P.; and “Prospect Administration” and the “Administrator” refer to Prospect Administration LLC.
As of October 28, 2026, our $263.2 million aggregate principal amount of 3.364% Senior Notes due 2026 are referred to as the “3.364% 2026 Notes;” our $219.8 million aggregate principal amount of 3.437% Senior Notes due 2028 are referred to as the “3.437% 2028 Notes;” our $168.6 million aggregate principal amount of 5.50% Series A Senior Notes due 2030 are referred to as the “5.50% 2030 Notes” and, collectively with the 3.364% 2026 Notes and the 3.437% 2028 Notes, the “Public Notes.” Any Prospect Capital InterNotes® issued pursuant to our medium term notes program are referred to as the “Prospect Capital InterNotes.” The Public Notes and the Prospect Capital InterNotes are referred to as the “Unsecured Notes.”
The Company
Prospect Capital Corporation is a financial services company that primarily lends to and invests in middle market privately-held companies. Our investment objective is to generate both current income and long-term capital appreciation. We are a closed-end investment company incorporated in Maryland. We have elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). As a BDC, we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). We are a non-diversified company within the meaning of the 1940 Act. Our headquarters are located at 10 East 40th Street, New York, NY 10016, and our telephone number is (212) 448-0702. We were organized on April 13, 2004 and were funded in an initial public offering completed on July 27, 2004. We are one of the longest-running and largest BDCs with approximately $6.4 billion of total assets as of June 30, 2026.
We are externally managed by our investment adviser, Prospect Capital Management. Prospect Administration provides administrative services and facilities necessary for us to operate.
On May 15, 2007, we formed a wholly-owned subsidiary Prospect Capital Funding LLC (“PCF”), a Delaware limited liability company and a bankruptcy remote special purpose entity, which holds certain of our portfolio loan investments that are used as collateral for the revolving credit facility at PCF. On September 30, 2014, we formed a wholly-owned subsidiary, Prospect Yield Corporation, LLC (“PYC”), and effective October 23, 2014, PYC holds a portion of our collateralized loan obligations. Each of these subsidiaries has been consolidated since operations commenced.
Investment Portfolio
As of June 30, 2026, we had investments in 91 portfolio companies and other portfolio investments. The aggregate fair value as of June 30, 2026 of investments in these portfolio companies and other portfolio investments held on that date is approximately $6.3 billion.

Recent Developments
On October 14, 2026, we gave notice of our election to redeem all $263.2 million aggregate principal amount of the outstanding 3.364% 2026 Notes at a price of 100% of the principal amount of the 3.364% 2026 Notes, plus accrued and unpaid interest to, but excluding, the redemption date. We expect the redemption to be completed on or about November 13, 2026. Following the redemption, none of the 3.364% 2026 Notes will remain outstanding.

On October 6, 2026, our $69.4 million second lien term loan to BCPE North Star US Holdco 2, Inc. was fully repaid at par.

Preliminary Estimates of Certain Financial Results

Set forth below are certain preliminary estimates of our financial condition and results of operations as of and for the quarter ended September 30, 2026. The preliminary financial data included in this supplement has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. The preliminary data is subject to completion of our financial closing and review procedures and is not a comprehensive statement of our financial results or valuations as of, or for the period ended, September 30, 2026. Actual results may differ materially from this preliminary data as a result of the completion of our financial closing and review procedures, final adjustments, valuation process and other developments that may arise between now and the time that our financial results for such period are finalized.

As of October 29, 2026:
•The preliminary estimate of our common equity net asset value as of September 30, 2026 was approximately $2.9 billion.
•The preliminary estimate of our total equity, including the perpetual preferred stock on our balance sheet as equity, as of September 30, 2026 was approximately $4.4 billion.
•The preliminary estimate of our total principal amount of debt as of September 30, 2026 was approximately $1.5 billion.
•The preliminary estimate of our total assets as of September 30, 2026 was approximately $6.0 billion.
•The preliminary estimate of our total principal amount of debt divided by our total assets was approximately 25% as of September 30, 2026.
•The preliminary estimate of our net investment income for the three months ended September 30, 2026 was approximately $76 million.
•The preliminarily estimate of our investments on non-accrual status was approximately 0.2% of the total investment portfolio at fair market value as of September 30, 2026 and approximately 1.8% of the total investment portfolio at cost as of September 30, 2026.

Risk Factors
See “Risk Factors” beginning on page S-6 of this supplement, page S-6 of the prospectus supplement dated October 29, 2026 and page 12 of the accompanying prospectus, “Risk Factors” in our most recent Annual Report on Form 10-K and the risks sections in any of our other filings with the SEC and in any related free writing prospectus to read about risks that you should consider before investing in the Notes.

Specific Terms of the Notes and the Offering
This supplement sets forth certain terms of the Notes that Prospect Capital Corporation is offering pursuant to this supplement and the prospectus supplement dated October 29, 2026, which supplements the accompanying prospectus that is attached to the back of the prospectus supplement dated October 29, 2026. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes under the heading “Description of the Notes” in this supplement and the prospectus supplement dated October 29, 2026 and in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this supplement and not otherwise defined shall have the meanings ascribed to them, as applicable, in the prospectus supplement dated October 29, 2026 and the accompanying prospectus or in the indenture governing, or the supplemental indenture establishing, the terms of the Notes (collectively, the indenture and the supplemental indenture are referred to as the “Indenture”).

Issuer	Prospect Capital Corporation

Title of securities	8.95% Notes due 2031

Securities offered	$300,000,000

Initial public offering price	100.000% of the aggregate principal amount of the Notes.

Principal payable at maturity	100.000% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in The City of New York as we may designate.

Type of note	Fixed rate note

Interest rate	8.95% per year. Interest will accrue from November 5, 2026 and be payable in cash on April 30 and October 31 of each year, beginning April 30, 2027.

Settlement date	November 5, 2026

Stated maturity date	October 31, 2031

Interest periods	The initial interest period will be the period from and including November 5, 2026, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	Every April 15 and October 15, beginning April 15, 2027.

Specified currency	U.S. Dollars

Place of payment	New York City

Ranking of Notes
The Notes will be our general, senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness (including the Unsecured Notes) and senior in right of payment to any of our future subordinated indebtedness. As a result, the Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries.

As of June 30, 2026, we and our subsidiaries had approximately $1.9 billion of senior indebtedness outstanding, approximately $0.6 billion of which was secured indebtedness and approximately $1.3 billion of which was unsecured indebtedness.

Denominations	We will issue the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Sinking fund	The Notes will not be subject to any sinking fund.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid at their option prior to the stated maturity date unless there is an occurrence of a Change of Control Repurchase Event (as defined in this supplement). See “Description of the Notes - Offer to Repurchase Upon a Change of Control Repurchase Event.”

Offer to repurchase upon a Change of Control Repurchase Event	If a Change of Control Repurchase Event (as defined herein) occurs prior to maturity, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes - Offer to Repurchase Upon a Change of Control Repurchase Event.”

Optional Redemption	Prior to April 30, 2029, we may redeem some or all of the Notes, at our option, at any time and from time to time at a price equal to 100% of the principal amount thereof, plus the applicable “make-whole” premium as of, and accrued and unpaid interest on the Notes redeemed, if any, to, but not including, the applicable date of redemption. On and after April 30, 2029, we may redeem some or all of the Notes, at our option, at any time and from time to time at the applicable redemption price described under “Description of Notes - Optional Redemption” plus accrued and unpaid interest on the Notes redeemed, if any, to, but excluding, the applicable date of redemption.

Defeasance	The Notes are subject to defeasance by us.

Covenant defeasance	The Notes are subject to covenant defeasance by us.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	U.S. Bank Trust Company National Association

Events of default	If an event of default on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the Indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company as defined in the Indenture.

Other covenants
In addition to the covenants described in the accompanying prospectus, the following covenants shall apply to the Notes:
•    We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions.
•    If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end. All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

No established trading market for the Notes	The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system.

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $283.4 million after deducting estimated offering expenses of approximately $16.6 million payable by us, including the commitment fee payable by us as discussed below under “Plan of Distribution.”
We expect to use the net proceeds from the sale of the Notes primarily for the refinancing of existing indebtedness, including, but not limited to, the repayment of our 3.364% 2026 Notes and/or borrowings under our revolving credit facility. We intend to use the remainder of the net proceeds of the offering, if any, to maintain balance sheet liquidity, including investments in high quality short-term debt instruments, and to make other long-term investments in accordance with our investment objective. We anticipate that substantially all of the net proceeds from this offering will be used for the above purposes within six months, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. See “Use of Proceeds.”

Global clearance and settlement procedures	Interests in the Notes will trade in DTC's Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing law	The Notes and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS
Your investment in the Notes will involve certain risks. Before deciding whether to invest in the Notes, you should, in consultation with your own financial and legal advisors, carefully consider the following supplementary risk factors together with the risk factors set forth in the accompanying prospectus and as described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K as well as in subsequent filings with the SEC, which are incorporated by reference into this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus in their entirety, together with other information in this supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with this offering. The risks described below and in these documents are not the only risks we face. Additional risks and uncertainties not presently known to us might also impair our operations and performance. If any of the events described herein or in such documents occur, our business, financial condition and results of operations could be materially and adversely affected. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. Please also read carefully the section titled “Forward-Looking Statements” in this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus.

The Notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the Notes or financial matters in general. You should not purchase the Notes unless you understand, and know that you can bear, these investment risks.
Risks Relating to the Notes
Our amount of debt outstanding could increase as a result of this offering if all of the net proceeds of this offering are not used to refinance existing indebtedness or to repay existing borrowings. Our current indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.
    As of June 30, 2026, we and our subsidiaries had $1.3 billion of unsecured senior indebtedness outstanding and $0.6 billion of secured indebtedness outstanding.
The use of debt could have significant consequences on our future operations, including:
•making it more difficult for us to meet our payment and other obligations under the Notes and our other outstanding debt;
•resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in substantially all of our debt becoming immediately due and payable;
•reducing the availability of our cash flow to fund investments, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;
•subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our credit facility; and
•limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy.
Any of the above‑listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.
Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our credit facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes and our other debt.
A downgrade, suspension or withdrawal of the rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We do not undertake any obligation to maintain our rating, if any, or to advise holders of Notes of any changes in ratings.
The Notes are expected to be rated by S&P Global Ratings, or “S&P,” Moody’s Investors Service, Inc., or “Moody’s,” and DBRS, Inc., or “DBRS Morningstar.” There can be no assurance that any such rating will remain for any given period of time or that such rating will not be lowered or withdrawn entirely by S&P, Moody’s or DBRS Morningstar, as applicable, if in their respective judgment future circumstances relating to the basis of the rating, such as adverse changes in the Company, so warrant.
An increase in market interest rates could result in a decrease in the market value of the Notes.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase notes bearing interest at fixed rates of interest and market interest rates increase, the market values of those notes may decline. We cannot predict the future level of market interest rates.
The Notes will be effectively subordinated to any existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries.

The Notes are our general, senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including without limitation, our Unsecured Notes. As a result, the Notes are effectively subordinated to our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries. Effective subordination means that in any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors. Structural subordination means that creditors of a parent entity are subordinate to creditors of a subsidiary entity with respect to the subsidiary’s assets. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. As of June 30, 2026, we had $562.3 million of borrowings under our credit facility. Our credit facility is secured by certain of our assets and the indebtedness thereunder is therefore effectively senior to the Notes to the extent of the value of such assets.
Certain of our Unsecured Notes and borrowings under our credit facility will be due prior to the Notes. We do not currently know whether we will be able to replace any such Unsecured Notes or our credit facility upon their respective maturities, or if we do, whether we will be able to do so on terms that are as favorable as such indebtedness. In the event that we are not able to replace such indebtedness at the time of their respective maturities, this could have a material adverse effect on our liquidity and ability to fund new investments, our ability to make distributions to our stockholders, our ability to repay the Notes and our ability to qualify as a regulated investment company, or “RIC.”
The Indenture will contain limited restrictive covenants and provide only limited protection in the event of a Change of Control.
    The Indenture will contain no financial or operating covenants or any other restrictive covenants that would limit our ability to engage in certain transactions that may adversely affect you, other than such limited protections discussed under “-The Indenture will contain limited protection for holders of the Notes.” In particular, the Indenture will contain no covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or that limit our ability to incur additional indebtedness, including in a highly leveraged transaction or other similar transaction, other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions. We will only be required to offer to repurchase the Notes upon a change of control in the case of the transactions and events specified in the definition of a “Change of Control Repurchase Event” under “Description of the Notes - Offer to Repurchase Upon a Change of Control Repurchase Event.”
Accordingly, subject to restrictions contained in our other debt agreements, we will be permitted to engage in certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the Notes and our common stock but would not constitute a Change of Control or a non‑stock change of control under the Notes.
We may be unable to repurchase the Notes following the occurrence of a Change of Control Repurchase Event.
Holders of the Notes have the right to require us to repurchase their Notes prior to their maturity upon the occurrence of a Change of Control Repurchase Event as described under “Description of the Notes - Offer to Repurchase Upon a Change of Control Repurchase Event.” Any of our future debt agreements may contain similar provisions. We may not have sufficient funds or the ability to arrange necessary financing on acceptable terms at the time we are required to make repurchases of tendered Notes. In addition, our ability to repurchase the Notes may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our credit facility. If we fail to repurchase the Notes as required by the Indenture, it would constitute an event of default under the Indenture, which, in turn, would constitute an event of default under our credit facility.
Some significant restructuring transactions may not constitute a Change of Control, in which case we would not be obligated to offer to repurchase the Notes.
Upon the occurrence of a Change of Control Repurchase Event, you have the right to require us to offer to repurchase the Notes. However, the Change of Control provisions will not afford protection to holders of the Notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a Change of Control event which may require us to repurchase the Notes. In the event of any such transactions, the holders would not have the right to require us to repurchase the Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Notes.
Provisions of the Notes could discourage an acquisition of us by a third party.
Certain provisions of the Notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of a Change of Control Repurchase Event, holders of the Notes will have the right, at their option, to require us to repurchase all of their Notes or any portion of the principal amount of such Notes in integral multiples of $1,000. These provisions could discourage an acquisition of us by a third party.

We cannot assure that a trading market for the Notes will ever develop or be maintained.
In evaluating the Notes, you should assume that you will be holding the Notes until their stated maturity. The Notes are a new issue of securities. We cannot assure you that a trading market for the Notes will ever develop, be liquid or be maintained. Many factors independent of our creditworthiness affect the trading market for and market value of the Notes. Those factors include, without limitation:
•the method of calculating the principal and interest for the Notes;
•the time remaining to the stated maturity of the Notes;
•the outstanding amount of the Notes;
•the redemption or repayment features of the Notes; and
•the level, direction and volatility of interest rates generally.
There may be a limited number of buyers when you decide to sell the Notes. This may affect the price you receive for the Notes or your ability to sell the Notes at all.
We may be subject to certain corporate‑level taxes, which could adversely affect our cash flow and consequently adversely affect our ability to make payments on the Notes.
We may be subject to certain corporate‑level taxes regardless of whether we continue to qualify as a regulated investment company, or RIC. Additionally, should we fail to qualify as a RIC, we would be subject to corporate‑level taxes on all of our taxable income. The imposition of corporate‑level taxes could adversely affect our cash flow and consequently adversely affect our ability to make payments on the Notes.
We may choose to redeem Notes when prevailing interest rates are relatively low.
We may choose to redeem all or a portion of the Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell the Notes as the optional redemption date or period approaches.
The Indenture will contain limited protection for holders of the Notes.
The Indenture will contain limited protection to holders of the Notes. The terms of the Indenture and the Notes will not restrict our or our consolidated subsidiary’s ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the Indenture and the Notes will not place any restrictions on our or our consolidated subsidiary’s ability to:
•issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior to the Notes to the extent of the values of the assets securing such indebtedness or other obligations, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions;
•pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

•sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);
•enter into transactions with affiliates;
•create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
•make investments; or
•create restrictions on the payment of dividends or other amounts to us from our consolidated subsidiaries.
Furthermore, the terms of the Indenture and the Notes will not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiary adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity other than certain limited restrictions on dividends and certain board structures or default provisions mandated by the 1940 Act.
Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Certain of our current debt instruments include more protections for their holders than the Indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the Indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.
Our most recent NAV was calculated on June 30, 2026 and our NAV when calculated effective September 30, 2026 and thereafter may be higher or lower.
Our NAV per common share was $5.71 as of June 30, 2026. NAV per common share thereafter may be higher or lower than $5.71 based on potential changes in valuations, issuances of securities, repurchases of securities, dividends paid and earnings. Our Board of Directors has not yet determined the fair value of portfolio investments at any date subsequent to June 30, 2026. Our Board of Directors determines the fair value of our portfolio investments on a quarterly basis in connection with the preparation of quarterly financial statements and based on input from independent valuation firms, the Investment Adviser, the Administrator and the Audit Committee of our Board of Directors.
In addition to regulatory restrictions that restrict our ability to raise capital, our credit facility and the deed of trust governing our 5.50% 2030 Notes (the “Deed of Trust”) contain various covenants which, if not complied with, could accelerate repayment under our credit facility or the Deed of Trust, thereby materially and adversely affecting our liquidity, financial condition and results of operations.
The agreement governing our credit facility requires us or PCF to comply with certain financial and operational covenants. These covenants include:
•restrictions on the level of indebtedness that we are permitted to incur;
•maintenance of a minimum level of our stockholders’ equity (common equity plus preferred equity);
•restrictions on the level of indebtedness that PCF is permitted to incur in relation to the value of PCF’s assets; and
•maintenance of a minimum level of interest coverage by PCF.

The Deed of Trust requires us to comply with certain financial and operational covenants. These covenants include:

•maintenance of a minimum level of total equity (common equity plus preferred equity);
•maintenance of a maximum ratio of net debt to total assets;

•maintenance of a minimum ratio of total equity (common equity plus preferred equity) to total assets; and
•restrictions on our ability to incur liens.

As of June 30, 2026, we were in compliance with these covenants. However, our continued compliance with these covenants depends on many factors, some of which are beyond our control. Accordingly, there are no assurances that we will continue to comply with the covenants in our credit facility or the Deed of Trust. Failure to comply with these covenants would result in a default under our credit facility or the Deed of Trust, as applicable, which, if we were unable to obtain a waiver from the lenders under our credit facility or the bondholders of the 5.50% 2030 Notes, as applicable, could result in an acceleration of repayments under our credit facility or the Deed of Trust, as applicable, which could in turn result in defaults under other indebtedness (including the Notes) or agreements, and thereby have a material adverse impact on our business, financial condition and results of operations.

DESCRIPTION OF THE NOTES
Unless the context otherwise requires, for all purposes of this “Description of the Notes,” references to the “Notes” include the Notes offered hereby and any further additional Notes that may be issued from time to time under the Indenture. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following description of particular terms of the Notes supplements the more general description of the debt securities contained in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls. You should read this section together with the section entitled “Description of Our Debt Securities” in the accompanying prospectus.

Together with the “Description of Our Debt Securities” in the accompanying prospectus, the following description provides a summary of the material provisions of the Notes and the Indenture and does not purport to be complete. We urge you to read the Indenture (including the form of global note contained therein), because it, and not this description, defines your rights as a holder of the Notes. This description is qualified in its entirety by reference to the actual provisions of the Indenture and the Notes.

When we refer to “Prospect Capital Corporation,” the “Company,” “we,” “our” or “us” in this section, we refer only to Prospect Capital Corporation and not its consolidated subsidiaries. In addition, all references to interest in this supplement include additional interest, if any, payable as the sole remedy relating to the failure to comply with our reporting obligations pursuant to the provisions set forth below under the heading “- Events of Default; Notice and Waiver.”

Brief Description of the Notes
The Notes offered hereby will:
•initially be limited to $300 million aggregate principal amount;
•bear interest at a rate of 8.95% per year computed on the basis of a 360-day year of twelve 30-day months, payable every April 30 and October 31, beginning April 30, 2027, in each case having a record date of April 15 and October 15;
•be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof;
•be our general senior unsecured obligations, ranking equally in right of payment with all of our other senior unsecured indebtedness (including, but not limited to, the Unsecured Notes) and senior in right of payment to any of our subordinated indebtedness, effectively subordinated to our existing and future secured indebtedness and structurally subordinated to all existing and future debt of our subsidiaries;
•be subject to repurchase by us at your option if a Change of Control Repurchase Event occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date; and
•be due October 31, 2031.
If any interest payment date, redemption date, date of repayment or the maturity date of the Notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable on the Notes for the period from and after the applicable interest payment date, redemption date, date of repayment or maturity date, as the case may be. The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.
Neither we nor our subsidiaries will be subject to any financial covenants under the Indenture. In addition, neither we nor our subsidiaries will be restricted under the Indenture from paying dividends or repurchasing our securities. You are not afforded protection under the Indenture in the event of a change in control of us, except to the extent described below under “Offer to Repurchase Upon a Change of Control Repurchase Event.”
No sinking fund is provided for the Notes and the Notes will be subject to defeasance.
The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC. For information regarding registration of transfer and exchange of the global note held in DTC, see “Registration and Settlement” on page S-23.
Additional Notes
We may, without the consent of the holders of the Notes, increase the aggregate principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions as the Notes offered hereby, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes; provided that such differences do not cause the additional Notes to constitute a different class of securities than the Notes offered hereby for U.S. federal income tax purposes. The Notes offered hereby and any additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional Notes may be issued if any event of default has occurred and is continuing with respect to the Notes.
Ranking
The Notes will be our general, senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness (including, but not limited to, our Unsecured Notes) and senior in right of payment to any of our subordinated indebtedness. As a result, the Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries. As of June 30, 2026, we and our subsidiaries had approximately $1.9 billion of senior indebtedness outstanding, approximately $0.6 billion of which was secured indebtedness and approximately $1.3 billion of which was unsecured indebtedness.
Payment at Maturity
On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Notes, together with accrued and unpaid interest (including additional interest, if any) to, but not including, the maturity date. With respect to the global note, principal and interest (including additional interest, if any) will be paid to DTC in immediately available funds.
Optional Redemption
At any time and from time to time prior to April 30, 2029, the Company may redeem the Notes, in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest on the Notes redeemed, if any, to but not including, the applicable date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to the date of redemption).
At any time and from time to time on or after April 30, 2029, the Company may redeem the Notes, in whole or in part, at its option, at a redemption price equal to the percentage of the principal amount set forth below plus accrued and unpaid interest on the Notes redeemed, if any, to but not including the applicable date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to the date of redemption), if redeemed during the twelve-month period beginning on April 30 of the year indicated below:

Year	Percentage
2029..............................................................................	104.4750%
2030..............................................................................	102.2375%
2031 and thereafter.......................................................	100.0000%

Notwithstanding the foregoing, in connection with any tender offer or Change of Control Repurchase Event Offer for the Notes, if holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Company, or any third party making an offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each other holder of the Notes in such offer (which may be less than par) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to the date of redemption).

If we choose to redeem any Notes, notice will be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, or sent electronically in accordance with applicable procedures of the trustee and, so long as the Notes are registered to DTC or its nominee, DTC, not less than 10 nor more than 60 days before the redemption date. If we are redeeming less than all of the Notes, the particular Notes to be redeemed will be selected in accordance with the applicable procedures of the trustee and, so long as the Notes are registered to DTC or its nominee, DTC; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Any redemption notice may, at our discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including completion of a debt offering, an equity offering, a Change of Control or other corporate transaction. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of (A) 1.00% of the principal amount of such Note and (B) the excess, if any, of: (a) the present value as of such date of redemption of (i) the redemption price of such Note on April 30, 2029 (such redemption price (expressed in percentage of principal amount) being set forth under “—Optional Redemption” (excluding accrued and unpaid interest)), plus (ii) all required interest payments due on such Note through April 30, 2029 (excluding accrued and unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points; over (b) the then outstanding principal amount of such Note; in each case, as calculated by the Company. The Trustee shall have no duty to calculate or verify the Company’s calculation of the Applicable Premium.
    “Treasury Rate” means, as of any date of redemption of Notes, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 30, 2029; provided, however, that if the period from the redemption date to April 30, 2029 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 30, 2029 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used, in each case, as determined by the Company in good faith (which determination shall be conclusive).

Offer to Repurchase Upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of $1,000 in principal amount and integral multiples of $1,000 in excess thereof) of that holder's Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest (including additional interest, if any) on the Notes repurchased to the date of purchase (a “Change of Control Repurchase Event Offer”). Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the Investment Company Act, we will, to the extent lawful:
•accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;
•deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and
•deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers' certificate stating the aggregate principal amount of Notes being purchased by us.
The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.
The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. We may be unable to repurchase the Notes in cash upon a fundamental change. Our ability to repurchase the Notes in cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash. See “Risk Factors-We may be unable to repurchase the Notes following the occurrence of a Change of Control Repurchase Event” on page S-8 of this supplement.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.
For purposes of the Notes:
“Below Investment Grade Rating Event” means the Notes are downgraded below the lower of (i) the rating of the Notes in effect on the issue date of the initial Notes (which may be lower than Investment Grade) and (ii) Investment Grade by all the Rating Agencies then rating the Notes at the request of the Company, on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of such Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:
•the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Controlled Subsidiaries taken as a whole to any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;
•the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; or
•the approval by the Company’s stockholders of any plan or proposal relating to the liquidation or dissolution of the Company.
“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.
“Controlled Subsidiary” means any subsidiary of the Company, 50% or more of the outstanding equity interests of which are owned by the Company and its direct or indirect subsidiaries and of which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.
“DBRS Morningstar” means DBRS, Inc., or any successor thereto.
“Egan-Jones” means Egan-Jones Ratings Company, or any successor thereto.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB (low) or better by DBRS Morningstar (or its equivalent under any successor rating categories of DBRS Morningstar) and BBB- or better by Egan-Jones (or its equivalent under any successor rating categories of Egan-Jones) (or, in each case, if such Rating Agency ceases to rate the Notes at the request of the Company or for any other reason, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency, if any).
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) Prospect Capital Management or any affiliate of Prospect Capital Management that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.
“Rating Agency” means:
•each of S&P, Moody’s, DBRS Morningstar or Egan-Jones, if such Rating Agency is then rating the Notes at the request of the Company; and
•if any of S&P, Moody’s, DBRS Morningstar or Egan-Jones ceases to rate the Notes at the request of the Company or for any other reason, or, if then rating the Notes at the request of the Company, fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section (3)(a)(62) of the Exchange Act selected by us as a replacement agency, if any, for S&P, Moody’s, DBRS Morningstar or Egan-Jones, or all of them, as the case may be; provided, however, that for the avoidance of doubt the Company shall have no obligation to (a) have more than one Rating Agency rate the Notes at any time or (b) replace a Rating Agency if such Rating Agency ceases to rate the Notes at the request of the Company or for any other reason, or, if then rating the Notes at the request of the Company, fails to make a rating of the Notes publicly available for reasons outside of our control, in each case subject to the Company’s obligation to have at least one Rating Agency rate the Notes.
“S&P” means S&P Global Ratings, or any successor thereto.
“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.
Consolidation, Merger and Sale of Assets by the Company
The Indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:
•either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all of our obligations under the Notes and the Indenture;
•immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and
•we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its obligations, under the Notes and the Indenture.
This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of the Company “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the Indenture and the Notes, or under the laws of Maryland, the Company’s state of incorporation. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of the Company may be uncertain.
An assumption by any person of the Company’s obligations under the Notes and the Indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Events of Default; Notice and Waiver
In addition to the events of default and the other information with respect to events of default, see “Description of Our Debt Securities-Events of Default” beginning on page 72 of the accompanying prospectus, the following will be events of default under the Indenture:
•we fail to pay the repurchase price payable in respect of any Notes when due and such failure continues for a period of five days;
•we fail to perform or observe any term, covenant or agreement in the Notes or the Indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
•a failure to pay principal when due (whether at stated maturity or otherwise) or an uncured event of default that results in the acceleration of maturity of any indebtedness for borrowed money of the Company or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X), other than subsidiaries that are non-recourse or limited recourse subsidiaries, bankruptcy remote special purpose vehicles and any subsidiaries that are not consolidated with us for GAAP purposes, in an aggregate amount in excess of $100,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or
•certain events involving our bankruptcy, insolvency or reorganization of the Company, and such events remain undischarged or unstayed for a period of 90 days.
We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the Indenture known to us. The trustee is then required within 90 calendar days of being notified by us of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal or interest (including additional interest, if any) on the Notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred.
If an event of default specified in the last bullet point listed above occurs and continues, the principal amount of the Notes and accrued and unpaid interest (including additional interest, if any) on the outstanding Notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest (including additional interest, if any) on the outstanding Notes to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings.
After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:
•we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including additional interest, if any) on all Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including additional interest, if any); and (4) all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and
•all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including additional interest, if any) that have become due solely by such declaration of acceleration, have been cured or waived.
For more information on remedies if an event of default occurs, see “Description of Our Debt Securities-Events of Default” beginning on page 72 of the accompanying prospectus.
Notwithstanding the foregoing and the description in the accompanying prospectus, the Indenture will provide that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the Indenture, which are described below under the caption “-Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which also relates to the provision of reports), will, at our option, for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. The additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the Indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default.
Waiver
The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the Indenture and its consequences, except that a holder cannot waive our failure to pay the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights. For other exceptions to a holder’s waiver of past default or event of default under the Indenture, see “Description of Our Debt Securities-Events of Default” beginning on page 72 of the accompanying prospectus.
Modification
Changes Requiring Approval of Each Affected Holder
The Indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change to:

•reduce any amount payable upon repurchase of any Notes;
•to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;
•change our obligation to repurchase any Notes upon the occurrence of a Change of Control Repurchase Event in a manner adverse to the rights of the holders; and
•change our obligation to maintain an office or agency in New York City.
For other changes requiring approval of each affected holder, see “Description of our Debt Securities-Modification or Waiver” on page 73 of the accompanying prospectus.
Changes Requiring Majority Approval
The Indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding. For such changes requiring majority approval, see “Description of Our Debt Securities-Modification or Waiver” on page 73 of the accompanying prospectus.
Changes Requiring No Approval
The Indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to, among other things:
•provide for our repurchase obligations in connection with the occurrence of a Change of Control Repurchase Event in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;
•secure the Notes;
•provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;
•surrender any right or power conferred upon us;
•add to our covenants for the benefit of the holders of the Notes;
•cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Indenture;
•make any provision with respect to matters or questions arising under the Indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the Indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Notes in any material respect;
•add guarantees of obligations under the Notes; and
•provide for a successor trustee.
Other

The consent of the holders of Notes is not necessary under the Indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.
Notes Not Entitled to Consent
Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the Indenture.
Reports
We shall deliver to the trustee, within 30 days after filing with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided, that any such information, documents or reports filed electronically with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be deemed filed with and delivered to the trustee and the holders at the same time as filed with the SEC.
Other Covenants
We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions. These provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end. All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.
Satisfaction and Discharge
The Indenture shall upon the written request or order signed in the name of the Company, or the “Company Request,” cease to be of further effect with respect to any series of Notes specified in such Company Request (except as to any surviving rights of registration of transfer or exchange of Notes of such series expressly provided in the Indenture, any surviving rights of tender for repayment at the option of the holders and any right to receive additional amounts, as provided in the Indenture), and the trustee, upon receipt of a company order, and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture as to such series when:
(1) either:
(A) all Notes of such series theretofore authenticated and delivered and all coupons, if any, appertaining thereto (other than (i) coupons appertaining to bearer securities surrendered for exchange for registered securities and maturing after such exchange, whose surrender is not required or has been waived as provided in the Indenture, (ii) Notes and coupons of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture, (iii) coupons appertaining to the Notes called for redemption and maturing after the relevant redemption date, whose surrender has been waived as provided in the Indenture, and (iv) Notes and coupons of such series for whose payment money has theretofore been deposited in trust with the trustee or any paying agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust), as provided in the Indenture have been delivered to the trustee for cancellation; or
(B) all Notes of such series and, in the case of (i) or (ii) below, any coupons appertaining thereto not theretofore delivered to the Trustee for cancellation
(i) have become due and payable, or
(ii) will become due and payable at their stated maturity within one year, or
(iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for such purpose, solely for the benefit of the holders, an amount in the currency in which the Notes of such series are payable, sufficient to pay and discharge the entire indebtedness on such Notes and such coupons not theretofore delivered to the trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of Notes which have become due and payable) or to the stated maturity or redemption date, as the case may be;
(2) the Company has irrevocably paid or caused to be irrevocably paid all other sums payable under the Indenture by the Company; and
(3) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent in the Indenture provided for relating to the satisfaction and discharge of the Indenture as to such series have been complied with.
Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to the trustee and any predecessor trustee under the Indenture, the obligations of the Company to any authenticating agent under the Indenture and, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (1), the obligations of the trustee for application of the funds and the Notes deposited with the trustee and held in trust for payment shall survive any termination of the Indenture.
Governing Law
The Indenture will provide that it and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
Form, Denomination and Registration
The Notes offered hereby will be issued:
•in fully registered form;
•without interest coupons; and
•in denominations of $1,000 principal amount and integral multiples of $1,000.

REGISTRATION AND SETTLEMENT
The Depository Trust Company
The Notes will be issued in book-entry only form. This means that we will not issue certificates for the Notes, except in the limited case described below. Instead, we will issue the global note in registered form. The global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC.
Accordingly, Cede & Co. will be the holder of record of the Notes. The Notes represented by the global note evidence a beneficial interest in the global note.
Beneficial interests in the global note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in the Notes, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the Notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners.
So long as DTC or its nominee is the registered holder of the global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the Notes represented thereby for all purposes, including payment of principal and interest, under the Indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated Notes and will not be considered the holder of the Notes for any purpose under the Indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your Note in order to exercise any rights of a holder of a Note under the Indenture. The laws of some jurisdictions require that certain purchasers of Notes take physical delivery of such Notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the Notes.
The global note representing the Notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global note or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to DTC within 60 calendar days, (2) we, in our sole discretion, determine that the global note shall be exchangeable for certificated notes or (3) an event of default has occurred and is continuing with respect to the Notes under the Indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global note representing the Notes.
The following is based on information furnished by DTC:
DTC will act as securities depositary for the Notes. The Notes will be issued as fully-registered Notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global note will be issued for all of the principal amount of the Notes.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC’s direct participants deposit with DTC.
DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The beneficial interest of each actual purchaser of each Note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in Notes, except in the event that use of the book-entry system for the notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the Notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
We will pay principal and/or interest payments on the Notes in same-day funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records upon DTC’s receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.
We will send any redemption notices to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.
A beneficial owner, or its authorized representative, shall give notice to elect to have its Notes repaid by us, through its direct or indirect participant, to the trustee, and shall effect delivery of such Notes by causing the direct participant to transfer that participant’s interest in the global note representing the Notes, on DTC’s records, to the trustee. The requirement for physical delivery of the Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing the Notes are transferred by the direct participants on DTC’s records.

DTC may discontinue providing its services as securities depository for the Notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, we will print and deliver certificated Notes. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will print and deliver certificated Notes.
The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but neither we nor any agent takes any responsibility for its accuracy.
Registration, Transfer and Payment of Certificated Notes
If we ever issue Notes in certificated form, those Notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated U.S. Bank Trust Company National Association to act in those capacities for the Notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any Notes at any time.
We will not be required to: (1) issue, exchange or register the transfer of any Note to be redeemed for a period of 15 days after the selection of the Notes to be redeemed; (2) exchange or register the transfer of any Note that was selected, called or is being called for redemption, except the unredeemed portion of any Note being redeemed in part; or (3) exchange or register the transfer of any Note as to which an election for repayment by the holder has been made, except the unrepaid portion of any Note being repaid in part.
We will pay principal of and interest on any certificated Notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable Notes.

SUPPLEMENT TO MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary of U.S. federal income tax considerations supplements the discussion set forth under the heading “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus and is subject to the qualifications and assumptions set forth therein.
The following is a general summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Notes. This discussion is based upon the Code, Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
This discussion applies only to a holder of Notes that acquires the Notes for cash pursuant to this offering at the public offering price and who holds the Notes as a capital asset (generally, property held for investment) under the Code. This discussion does not address any U.S. federal estate or gift tax consequences or any state, local or non-U.S. tax consequences. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, including, but not limited to:
•banks, insurance companies or other financial institutions;
•pension plans or trusts;
•U.S. Noteholders (as defined below) whose functional currency is not the U.S. dollar;
•real estate investment trusts;
•regulated investment companies;
•persons subject to the alternative minimum tax;
•cooperatives;
•tax-exempt organizations;
•dealers in securities;
•expatriates;
•foreign persons or entities (except to the extent set forth below);
•persons deemed to sell the Notes under the constructive sale provisions of the Code; or
•persons that hold the Notes as part of a straddle, hedge, conversion transaction or other integrated investment.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns Notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the Notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
We encourage investors to consult their tax advisors regarding the specific consequences of an investment in the Notes, including tax reporting requirements, the applicability of U.S. federal, state or local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.
Consequences to U.S. Noteholders
The following is a general summary of U.S. federal income tax consequences generally applicable to you if you are a U.S. Noteholder. U.S. federal income tax consequences generally applicable to Non-U.S. Noteholders (as defined below) are described under “Consequences to Non-U.S. Noteholders” below. For purposes of this summary, the term “U.S. Noteholder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the U.S., any of the States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.
Stated interest and OID on the Notes
A U.S. Noteholder generally will be required to recognize interest as ordinary income at the time it is paid or accrued on the Notes in accordance with its regular method of accounting for U.S. federal income tax purposes. In addition, the Notes are being issued with original issue discount (‘‘OID’’) for U.S. federal income tax purposes in an amount equal to the difference between their stated principal amount and their ‘‘issue price’’ (the first price at which a substantial amount of the Notes is sold to the public as reduced by the commitment fee discussed below under “Plan of Distribution”). Accordingly, a U.S. Noteholder generally will be required to include the OID in gross income as ordinary interest income in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of tax accounting. Such OID will be included in gross income for each day during each taxable year in which the Note is held using a constant yield-to-maturity method that reflects the compounding of interest. This means that the U.S. Noteholder will have to include in income increasingly greater amounts of OID over time.
Sale, exchange, redemption or other taxable disposition of the Notes
Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Noteholder generally will recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued and unpaid interest, which, to the extent not previously included in income, generally will be taxable as ordinary income) and (2) its adjusted tax basis in the Note. A U.S. Noteholder’s adjusted tax basis in a Note generally will equal the price the U.S. Noteholder paid for the Note increased by OID previously included in income with respect to that Note. Such capital gain or loss will be long-term capital gain or loss if, at the time of such taxable disposition, the U.S. Noteholder has held the Note for more than one year. The deductibility of capital losses is subject to limitations.
Medicare tax
Certain U.S. Noteholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which includes interest and OID on the Notes and capital gains from the sale or other disposition of the Notes.
Information reporting and backup withholding
In general, information reporting requirements will apply to U.S. Noteholders with respect to certain payments of principal and interest, accruals of OID and the proceeds of sale of a Note (unless such U.S. Noteholder is an exempt recipient). A backup withholding tax may apply to such payments if a U.S. Noteholder fails to provide a taxpayer identification number or certification of exempt status, or if it is otherwise subject to backup withholding.
Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Noteholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Consequences to Non-U.S. Noteholders
The following is a general summary of U.S. federal income tax consequences generally applicable to you if you are a Non-U.S. Noteholder. A beneficial owner of a Note that is not a partnership for U.S. federal income tax purposes or a U.S. Noteholder is referred to herein as a “Non-U.S. Noteholder.”

Stated interest and OID on the Notes
Subject to the discussion below under the heading “Other withholding rules,” stated interest and OID paid or accrued to a Non-U.S. Noteholder generally will not be subject to U.S. federal income or withholding tax if the interest or OID is not effectively connected with its conduct of a trade or business within the United States and the Non-U.S. Noteholder:
•does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;
•is not a bank whose receipt of interest or OID on the Notes is described in Section 881(c)(3)(A) of the Code; and
•provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (on a properly executed IRS Form W-8BEN or W-8BEN-E or other applicable form), or holds the Notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury Regulations.
If a Non-U.S. Noteholder does not qualify for an exemption under these rules, interest income and OID paid on the Notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate). Stated interest and OID effectively connected with a Non-U.S. Noteholder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, which is attributable to a United States permanent establishment), however, would not be subject to a 30% withholding tax so long as the Non-U.S. Noteholder provides the applicable withholding agent with an adequate certification (currently on IRS Form W-8ECI); such interest and OID generally would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. In addition, if a Non-U.S. Noteholder is a foreign corporation and the stated interest and OID are effectively connected with its conduct of a U.S. trade or business, it may also be subject to a 30% (or lower applicable treaty rate) branch profits tax on its effectively connected earnings and profits for the taxable year, subject to adjustments. To claim the benefit of a tax treaty, a Non-U.S. Noteholder must provide a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) to the applicable withholding agent before the payment of stated interest or OID and may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.
Sale, exchange, redemption or other taxable disposition of the Notes
Any gain recognized by a Non-U.S. Noteholder on the sale, exchange, redemption or other taxable disposition of the Notes (except with respect to accrued and unpaid interest, which would be taxed as described under “Consequences to Non-U.S. Noteholders—Stated interest and OID on the Notes” above) generally will not be subject to U.S. federal income tax unless:
•the Non-U.S. Noteholder’s gain is effectively connected with its conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a United States permanent establishment); or
•the Non-U.S. Noteholder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year within which the sale, exchange, redemption or other disposition takes place and certain other requirements are met.
If a Non-U.S. Noteholder is a holder described in the first bullet point above, the net gain derived from the sale, exchange, redemption or other taxable disposition of its Notes generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. In addition, if such Non-U.S. Noteholder is a foreign corporation, it may also be subject to a 30% (or lower applicable treaty rate) branch profits tax on its effectively connected earnings and profits for the taxable year, subject to adjustments. If a Non-U.S. Noteholder is a holder described in the second bullet point above, it will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, exchange, redemption or other taxable disposition of its Notes, which may be offset by U.S. source capital losses, even though it is not considered a resident of the United States.

Information reporting and backup withholding
A Non-U.S. Noteholder will generally be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding with respect to our payment of principal, interest and OID on, or the proceeds of the sale or other disposition of, a Note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Noteholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. In addition, the name and address of the Non-U.S. Noteholder and the amount of interest and OID paid on a Note, as well as the amount, if any, of tax withheld, will generally be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Noteholder resides.
Other withholding rules
Withholding at a rate of 30% will be required on payments of interest and OID in respect of Notes held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. Accordingly, the entity through which Notes are held will affect the determination of whether such withholding is required. Similarly, payments of interest and OID in respect of Notes held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future guidance, may modify these requirements. Non-U.S. Noteholders are encouraged to consult with their tax advisors regarding the possible implications of these requirements on their investment in the Notes.
Non-U.S. Noteholders should consult any applicable income tax treaties that may provide for different rules. In addition, Non-U.S. Noteholders are urged to consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the Notes.
The discussion set forth herein does not constitute tax advice, and potential investors should consult their own tax advisors concerning the tax considerations relevant to their particular situation.

CERTAIN CONSIDERATIONS APPLICABLE TO
ERISA, GOVERNMENTAL AND OTHER PLAN INVESTORS

The following is a summary of certain considerations associated with the purchase, holding and disposition of the Notes by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to Part 4 of Subtitle B of Title I of ERISA, (ii) plans, individual retirement accounts or other arrangements that are subject to Section 4975 of the Code or provisions under any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i) or (ii) pursuant to ERISA or other applicable law (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”). A fiduciary of a Plan proposing to invest in the Notes should consider this section carefully.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and/or Section 4975 of the Code (each, referred to as a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested or disqualified parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the Notes, a fiduciary of a Plan should consider the applicable provisions of ERISA, Section 4975 of the Code and any applicable Similar Law, as applicable, in the context of the particular circumstances of such Plan before authorizing an investment in the Notes. Such fiduciary should determine, among other things, that the investment is in accordance with its obligations under ERISA and Section 4975 of the Code and any applicable Similar Laws, as applicable, including whether the investment is in accordance with the documents and instruments governing the Plan, whether the investment is consistent with the Plan’s needs for liquidity to satisfy minimum and other distribution requirements and whether the investment is in accordance with the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

In addition, ERISA and the Code prohibit certain transactions (referred to as “prohibited transactions”) involving the assets of a Covered Plan, on the one hand, and persons who have certain specified relationships to the Covered Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code), on the other. For example, if we (or an affiliate) are considered a party in interest or disqualified person with respect to a Covered Plan, then the investment in Notes by the Covered Plan may give rise to a prohibited transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of a Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of a Covered Plan which is an individual retirement account (an IRA), the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status. For example, the acquisition, holding and, to the extent relevant, disposition of the Notes by a Covered Plan with respect to which we or our affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. These class exemptions (as may be amended from time to time) include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. Each of the above noted exemptions contains conditions and limitations on its application. There can be no assurance that any of the above-described exemptions or any other exemption will be applicable, or all of the conditions of any such exemptions will be satisfied, with respect to each otherwise prohibited transaction that might arise in connection with an investment in the Notes by a Covered Plan.

Other plans

Certain plans, such as governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under applicable Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring the Notes or any interest therein.

Because of the foregoing, the Notes (including any interest therein) should not be acquired or held by any person investing “plan assets” of any Plan if such acquisition or holding will constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation
By purchasing and holding the Notes (including any interest in a note), each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) it is not a Plan, and it is not investing in the Notes on behalf of any Plan, or (ii) its purchase and holding of the Notes (or an interest in a Note) will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code, or a similar violation of any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption, if necessary, would be applicable to the purchase and holding of the Notes (including any interest therein). Prospective investors should not construe the contents of this supplement as, nor do the contents of this supplement constitute, a recommendation or representation with respect to the Notes (i) that is based on any prospective investor’s particular needs or individual circumstances or (ii) that the investment satisfies a particular prospective investor’s legal or other requirements for investment. Each Plan fiduciary should consult with its own legal advisors concerning the potential consequences under ERISA, Section 4975 of the Code and any applicable Similar Law before making an investment in the Notes. Purchasers of the Notes (including any interest therein) have the exclusive responsibility for ensuring that their purchase and holding of the Notes (including any interest therein) complies with the applicable fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $283.4 million after deducting estimated offering expenses of approximately $16.6 million payable by us, including the commitment fee payable by us as discussed below under “Plan of Distribution.”
We expect to use the net proceeds from the sale of the Notes primarily for the refinancing of existing indebtedness, including, but not limited to, the repayment of our 3.364% 2026 Notes and/or borrowings under our revolving credit facility. We intend to use the remainder of the net proceeds of the offering, if any, to maintain balance sheet liquidity, including investments in high quality short-term debt instruments, and to make other long-term investments in accordance with our investment objective. We anticipate that substantially all of the net proceeds from this offering will be used for the above purposes within six months, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions.
As of October 28, 2026, we had approximately $742.9 million in outstanding borrowings under our revolving credit facility (net of cash and cash equivalents). The revolving credit facility matures on June 28, 2029. Interest on borrowing under the revolving credit facility is one-month SOFR plus 205 basis points. Additionally, the lenders charge a fee on the unused portion of the revolving credit facility equal to either 40 basis points if more than 60% of the facility is drawn, or 70 basis points if more than 35% and less than or equal to 60% of the facility is drawn, or 150 basis points if less than or equal to 35% of the facility is drawn.
As of October 28, 2026, the outstanding aggregate principal amount of the 3.364% 2026 Notes was approximately $263.2 million. The 3.364% 2026 Notes bear an interest rate of 3.364% per year and mature on November 15, 2026, unless redeemed earlier by us. On October 14, 2026, we gave notice of our election to redeem all $263.2 million aggregate principal amount of the outstanding 3.364% 2026 Notes at a price of 100% of the principal amount of the 3.364% 2026 Notes, plus accrued and unpaid interest to, but excluding, the redemption date. We expect the redemption to be completed on or about November 13, 2026. Following the redemption, none of the 3.364% 2026 Notes will remain outstanding.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2026:
•on an actual basis;
•on an adjusted basis to reflect the sale of $300,000,000 million aggregate principal amount of Notes in this offering and the application of the net proceeds from the offering as described under “Use of Proceeds.”
This table should be read in conjunction with “Use of Proceeds” and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included or incorporated by reference in this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus. The adjusted information is illustrative only.

	As of June 30, 2026
	(In thousands, except shares and per share data) (Unaudited)
	Actual	As Adjusted for this Offering
Long‑term debt, including current maturities:
Borrowings under senior credit facility	$562,328	$543,414	(1)(2)
Public Notes	701,388	436,902	(1)(3)
Prospect Capital InterNotes®	614,879	614,879	(4)
Notes offered hereby	—	300,000
Total long‑term debt	$1,878,595	$1,895.195
Preferred Stock, par value $0.001 per share at carrying value plus cumulative accrued and unpaid dividends
Preferred Stock, par value $0.001 per share (766,678,529 and 766,678,529 shares of preferred stock authorized; 68,468,200 and 68,468,200 issued and outstanding, respectively) at carrying value plus cumulative accrued and unpaid dividends	$1,574,450	$1,574,450	(5)
Net Assets Applicable to Common Stockholders
Total common stockholders’ equity	$2,928,846	$2,928,846	(5)(6)
Total capitalization	$6,381,891	$6,398,491

(1) We expect to use the net proceeds from the sale of the Notes primarily for the refinancing of existing indebtedness, including, but not limited to, the repayment of our 3.364% 2026 Notes and/or borrowings under our revolving credit facility. See “Use of Proceeds.”
(2) As of October 28, 2026, we had approximately $742.9 million in outstanding borrowings under our credit facility and $470.7 million of cash and cash equivalents.
(3) During the period of July 1, 2026 through October 28, 2026, we completed open market repurchases of $1.3 million in aggregate principal amount of our 3.364% 2026 Notes prior to maturity, $34.9 million in aggregate principal amount of our 3.437% 2028 Notes prior to maturity and $9.9 million in aggregate principal amount of our 5.50% 2030 Notes prior to maturity. The “As Adjusted for this Offering” calculation does not reflect the effect of such repurchases.
(4) The “As Adjusted for this Offering” calculation excludes (i) our repayment of $21.1 million in aggregate outstanding principal amount of our Prospect Capital InterNotes® and (ii) our issuance of $0.8 million in aggregate outstanding principal amount of our Prospect Capital InterNotes®, in each case during the period July 1, 2026 through trade date of October 28, 2026.
(5) The “As Adjusted for this Offering” calculation excludes (i) our issuance of 816,073 shares of our 7.50% Series A5 Preferred Stock and 224,282 shares of our 7.50% Series M5 Preferred Stock, excluding preferred stock dividend reinvestments, and 42,438 shares of our 5.35% Series A Fixed Rate Cumulative Perpetual Preferred Stock, in each case during the period July 1, 2026 through October 28, 2026, (ii) our issuance of 17,918 shares of our 5.50% Series A1 Preferred Stock, 172 shares of our 5.50% Series M1 Preferred Stock, 0 shares of our 5.50% Series A2 Preferred Stock, 23,032 shares of our 6.50% Series A3 Preferred Stock, 759 shares of our 6.50% Series M3 Preferred Stock, 4,394 shares of our Floating Rate Series A4 Preferred Stock, 1,113 shares of our Floating Rate Series M4 Preferred Stock, 2,883 shares of our 7.50% Series A5 Preferred Stock and 133 shares of our 7.50% Series M5 Preferred Stock, in connection with our preferred stock dividend reinvestment plan, during the period July 1, 2026 through October 28, 2026, (iii) the conversion of 1,558,529 shares of our 5.50% Series A1 Preferred Stock, 63,230 shares of our 5.50% Series M1 Preferred Stock, 14,000 shares of our 5.50% Series A2 Preferred Stock, 469,229 shares of our 6.50% Series A3 Preferred Stock and 47,364 shares of our 6.50% Series M3 Preferred Stock in connection with holder optional conversions during the period July 1, 2026 through October 28, 2026, (iv) the redemption of 148,974 shares of our Floating Rate Series A4 Preferred Stock, 60,242 shares of our Floating Rate Series M4 Preferred Stock, 13,593 shares of our 7.50% Series A5 Preferred Stock and 14,500 shares of our 7.50% Series M5 Preferred Stock in connection with optional redemptions declared by holders during the period July 1, 2026 through October 28, 2026, and (v) the exchange of 16,357 shares of our 5.50% Series M1 Preferred Stock for 16,357 newly-issued shares of our 7.50% Series M5 Preferred Stock, 26,681 shares of our 6.50% Series M3 Preferred Stock for 26,681 newly-issued shares of our 7.50% Series M5 Preferred Stock and 429,004 shares of our Floating Rate Series M4 Preferred Stock for 429,004 newly-issued shares of our 7.50% Series M5 Preferred Stock during the period July 1, 2026 through October 28, 2026.
(6) The “As Adjusted for this Offering” calculation excludes our issuance of 4,807,558 shares of our common stock in connection with the Company's common stock dividend reinvestment plan and 27,296,476 of newly-issued shares of our common stock in connection with holder optional conversions of shares of our convertible preferred stock during the period July 1, 2026 through October 28, 2026.

PLAN OF DISTRIBUTION
We are offering $300,000,000 aggregate principal amount of the Notes in a registered direct offering to one or more institutional investors (collectively referred to as the “investor”) in a negotiated transaction in which no party is acting as an underwriter, dealer or agent.
The Notes will be sold by us to the investor at the purchase price set forth on the cover of this supplement. We established the purchase price for the Notes following negotiations with the investor.
We expect that the sale of the Notes will be completed on or about November 5, 2026. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, a purchaser who wish to trade Notes on any date prior to the business day before delivery will be required by virtue of the fact that the Notes initially settle in T+5, to specify an alternate arrangement at the time of any such trade to prevent a failed settlement. A purchaser of the Notes who wish to trade the Notes prior to the business day before delivery should consult their own advisor.
We have agreed to pay the investor a commitment fee of $15.6 million pursuant to a commitment fee letter we entered into with the investor. We estimate that the total expenses of this offering, including the commitment fee to the investor, will be approximately $16.6 million.
We have not engaged any underwriter, broker-dealer, financial adviser or any other financial intermediary in connection with the offer and sale of the notes to the investor pursuant to this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus.

LEGAL MATTERS
The legality of the Notes will be passed upon for the Company by Simpson Thatcher & Bartlett LLP (“Simpson”), Boston, Massachusetts, and Venable LLP, as special Maryland counsel, Baltimore, Maryland. Simpson and Venable LLP each have from time to time acted as counsel for us and our subsidiaries and may do so in the future.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP is the independent registered public accounting firm of the Company.
AVAILABLE INFORMATION
We have filed with the SEC a universal shelf registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus. The registration statement contains additional information about us and the Notes being registered by this supplement, the prospectus supplement dated October 29, 2026 and the accompanying prospectus. We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended June 30, 2026, are available free of charge by contacting us at 10 East 40th Street, New York, NY 10016 or by telephone at toll-free (888) 748-0702. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov.
No person is or has been authorized to give any information or to make any representation other than those contained in this supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus and any related free writing prospectus related to this offering and, if given or made, such information or representations must not be relied upon as having been authorized by us. This supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus and any related free writing prospectus related to this offering, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this supplement, the prospectus supplement dated October 29, 2026, the accompanying prospectus or any related free writing prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is current as of any time subsequent to the date hereof.

$300,000,000

8.95% Notes due 2031

SUPPLEMENT NO. 1

November 4, 2026